Exhibit 10.1
P.O BOX 91129 • CLEVELAND, OHIO 44101 • (440) 461-5200
DENNIS McKENNA
VICE PRESIDENT
GLOBAL BUSINESS DEVELOPMENT

Mr. Randy Ruhlman	1 March 2005
Ruhlman Motor Sports
2403 Deer Track Lane
Greensboro, NC 27455
Dear Randy,
This letter will confirm our return as your primary sponsor for the SCCA Trans-Am Series in 2005. The racing program appears to provide a truly unique opportunity to showcase both Preformed Line Products and our many valuable brands. We look forward to an exciting and successful season.
As we discussed, PLP® is providing a total of $658,000 in sponsorship fees for the 2005 season. Enclosed is the first installment of $300,000. The payment schedule for the remainder of the 2005 sponsorship fee will be as follows:

April 2005:	$158,000
May 2005:	$100,000
June 2005:	$100,000
I look forward to working with you and Cristi on evaluating the use and effectiveness of the program as well as ways to perhaps enhance the promotional impact of the program through broadening its exposure in other segments of our business, possibly including the Energy Market and Superior Modular Products.
Racing provides us with a unique venue for strengthening our relationships with customers and all of us within the Marketing and Sales group look forward to working closely with you, Cristi and your team in 2005.

Best Regards,

Dennis F. McKenna
Vice President, Global Business Development
cc: R.G. Ruhlman